UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 14, 2012

ORION ENERGY SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	01-33887	39-1847269
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2210 Woodland Drive, Manitowoc, Wisconsin

(Address of principal executive offices, including zip code)

(920) 892-9340

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01(a).	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On February 14, 2012, Orion Energy Systems, Inc. (the “Company”) received a written notice from the NYSE Amex LLC (the “Exchange”) indicating that the Company was not in compliance with the Exchange’s continued listing criteria set forth in Sections 134 and 1101 of the NYSE Amex LLC Company Guide because it did not timely file its Quarterly Report on Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011.

In order to maintain its Exchange listing, the Company will submit a plan of compliance to the Exchange that will bring the Company into compliance with the listing standards no later than May 14, 2012. The Company’s plan of compliance will explain that, as previously reported, due to the complexities and complications associated with the restatement of its financial statements to recognize revenue from sales of its solar photovoltaic systems using the percentage-of-completion method rather than based upon multiple deliverable elements, the Company was not able to file its Quarterly Report on Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011 within the 5-day extension period afforded by SEC Rule 12b-25, which ended February 14, 2012. The Company will work expeditiously in an effort to file its Form 10-Q for its fiscal 2012 third quarter ended December 31, 2011 in May or June of 2012 after it completes the re-audit of its fiscal 2011 year-end financial statements to reflect the restatement above.

The Corporate Compliance Department of the Exchange will evaluate the plan, and will make a determination as to whether the Company has made a reasonable demonstration of an ability to regain compliance with the continued listing standards by May 14, 2012, in which case the plan will be accepted. If the plan is accepted, the Company will remain listed during the plan period ending May 14, 2012, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan.

Item 7.01.	Regulation FD.

On February 14, 2012, the Company issued a press release disclosing its receipt of the notice summarized above from the Exchange. A copy of the press release is furnished as Exhibit No. 99.1 to this Current Report on Form 8-K.

Item 9.01(d).	Financial Statements and Exhibits.

Exhibit 99.1 Press release dated February 14, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORION ENERGY SYSTEMS, INC.

Date: February 15, 2012	By:	/s/ Scott R. Jensen
Scott R. Jensen
Chief Financial Officer

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